Exhibit 99.2

FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. REPORTS SECOND QUARTER 2023 RESULTS

●Second quarter comparable store sales growth of 9.0%
●16% increase in second quarter diluted earnings per share to $10.22
●Announced Executive Leadership Succession Plan

Springfield, MO, July 26, 2023 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq:  ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenue and earnings for its second quarter ended June 30, 2023.

2nd Quarter Financial Results

Greg Johnson, O’Reilly’s CEO, commented, “We are very pleased to report another quarter of continued strong growth, highlighted by a 9.0% increase in comparable store sales and a 16% increase in diluted earnings per share to $10.22.  Team O’Reilly’s commitment to providing consistently excellent customer service drove robust double-digit professional and solid DIY comparable store sales growth in the quarter.  I want to congratulate our over 88,000 dedicated Team Members on their incredible performance in the second quarter and express my sincere appreciation for their relentless focus on delivering industry-leading service to our customers each and every day.”

Sales for the second quarter ended June 30, 2023, increased $398 million, or 11%, to $4.07 billion from $3.67 billion for the same period one year ago.  Gross profit for the second quarter increased 11% to $2.09 billion (or 51.3% of sales) from $1.88 billion (or 51.3% of sales) for the same period one year ago.  Selling, general and administrative expenses (“SG&A”) for the second quarter increased 14% to $1.23 billion (or 30.3% of sales) from $1.09 billion (or 29.6% of sales) for the same period one year ago.  Operating income for the second quarter increased 7% to $854 million (or 21.0% of sales) from $799 million (or 21.8% of sales) for the same period one year ago.

Net income for the second quarter ended June 30, 2023, increased $51 million, or 9%, to $627 million (or 15.4% of sales) from $577 million (or 15.7% of sales) for the same period one year ago.  Diluted earnings per common share for the second quarter increased 16% to $10.22 on 61 million shares versus $8.78 on 66 million shares for the same period one year ago.

Year-to-Date Financial Results

Mr. Johnson continued, “We have opened 100 net, new stores across 34 U.S. states, Puerto Rico, and Mexico so far in 2023 and are on pace to meet our goal of 180 to 190 net, new store openings in 2023.  We continue to be very pleased with our new store performance, driven by our well-trained and technically-proficient Professional Parts People.  We are also excited to celebrate the expansion of our distribution network with the opening of our first O’Reilly distribution center in Mexico in July.  This new, 370,000 square foot facility strengthens our existing store network with enhanced inventory availability, empowering higher service levels and establishing the critical foundation for long-term store growth in Mexico.”

Sales for the first six months of 2023 increased $810 million, or 12%, to $7.78 billion from $6.97 billion for the same period one year ago.  Gross profit for the first six months of 2023 increased 11% to $3.98 billion (or 51.1% of sales) from $3.59 billion (or 51.6% of sales) for the same period one year ago.  SG&A for the first six months of 2023 increased 13% to $2.41 billion (or 30.9% of sales) from $2.12 billion (or 30.5% of sales) for the same period one year ago.  Operating income for the first six months of 2023 increased 7% to $1.57 billion (or 20.2% of sales) from $1.47 billion (or 21.1% of sales) for the same period one year ago.

Net income for the first six months of 2023 increased $86 million, or 8%, to $1.14 billion (or 14.7% of sales) from $1.06 billion (or 15.2% of sales) for the same period one year ago.  Diluted earnings per common share for the first six months of 2023 increased 16% to $18.49 on 62 million shares versus $15.94 on 66 million shares for the same period one year ago.

Mr. Johnson concluded, “The strong top-line performance we delivered through the first half of the year exceeded our expectations, and we remain pleased with our performance thus far in July.  We believe the core underlying demand drivers of our industry remain solid, and more importantly, we remain confident in our Team’s ability to consistently execute our proven dual market strategy and expand our market share.  Based on our strong year-to-date results and continued robust sales trends, we are increasing our full-year comparable store sales guidance from a range of 4% to 6% to a range of 5% to 7%.  Finally, I would like to again thank Team O’Reilly for delivering strong results in the first half of 2023 – your commitment to our customers remains the key to O’Reilly’s ongoing success.”

2nd Quarter Comparable Store Sales Results

Comparable store sales are calculated based on the change in sales for U.S. stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores, and sales to Team Members.  Online sales for ship-to-home orders and pick-up-in-store orders for U.S. stores open at least one year are included in the comparable store sales calculation.  Comparable store sales increased 9.0% for the second quarter ended June 30, 2023, on top of 4.3% for the same period one year ago.  Comparable store sales increased 9.8% for the six months ended June 30, 2023, on top of 4.5% for the same period one year ago.

Share Repurchase Program

During the second quarter ended June 30, 2023, the Company repurchased 0.8 million shares of its common stock, at an average price per share of $904.37, for a total investment of $680 million.  During the first six months of 2023, the Company repurchased 2.1 million shares of its common stock, at an average price per share of $849.48, for a total investment of $1.79 billion.  Excise tax on shares repurchased, assessed at one percent of the fair market value of net shares repurchased, was $16.5 million for the first six months of 2023.  Subsequent to the end of the second quarter and through the date of this release, the Company repurchased an additional 0.1 million shares of its common stock, at an average price per share of $952.24, for a total investment of $119 million.  The Company has repurchased a total of 92.7 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 and through the date of this release, at an average price of $236.52, for a total aggregate investment of $21.94 billion.  As of the date of this release, the Company had approximately $1.81 billion remaining under its current share repurchase authorization.

Updated Full-Year 2023 Guidance

The table below outlines the Company’s updated guidance for selected full-year 2023 financial data:

For the Year Ending
December 31, 2023
Net, new store openings	180 to 190
Comparable store sales	5.0% to 7.0%
Total revenue	$15.4 billion to $15.7 billion
Gross profit as a percentage of sales	50.8% to 51.3%
Operating income as a percentage of sales	19.8% to 20.3%
Effective income tax rate	22.5%
Diluted earnings per share (1)	$37.05 to $37.55
Net cash provided by operating activities	$2.6 billion to $3.0 billion
Capital expenditures	$750 million to $800 million
Free cash flow (2)	$1.9 billion to $2.2 billion
(1)	Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.
(2)	Free cash flow is a non-GAAP financial measure. The table below reconciles Free cash flow guidance to Net cash provided by operating activities guidance, the most directly comparable GAAP financial measure:

		For the Year Ending
(in millions)		December 31, 2023
Net cash provided by operating activities		$2,670	to	$3,030
Less:	Capital expenditures	750	to	800
	Excess tax benefit from share-based compensation payments	20	to	30
Free cash flow		$1,900	to	$2,200

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”).  These items include adjusted debt to earnings before interest, taxes, depreciation, amortization, share-based compensation, and rent (“EBITDAR”) and free cash flow.  The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information.  The Company believes that the presentation of adjusted debt to EBITDAR and free cash flow provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operations.  The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the table above and the selected financial information below.

Executive Leadership Succession Plan

Today, in a separate press release, O’Reilly also announced the Company’s leadership succession plan.  Effective January 31, 2024, Greg Johnson, who currently serves as the Company’s Chief Executive Officer (“CEO”) will retire and, at that time, Brad Beckham, who currently serves as the Company’s Co-President, will be promoted to CEO, and Brent Kirby, who currently serves as the Company’s Co-President, will be promoted to President.

Earnings Conference Call Information

The Company will host a conference call on Thursday, July 27, 2023, at 10:00 a.m. Central Time to discuss its results as well as future expectations.  Investors may listen to the conference call live on the Company’s website at www.OReillyAuto.com by clicking on “Investor Relations” and then “News Room.”  Interested analysts are invited to join the call.  The dial-in number for the call is (888) 506-0062 and the conference call identification number is 273805.  A replay of the conference call will be available on the Company’s website through Friday, July 26, 2024.

About O’Reilly Automotive, Inc.

O’Reilly Automotive, Inc. was founded in 1957 by the O’Reilly family and is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment, and accessories in the United States, serving both the do-it-yourself and professional service provider markets.  Visit the Company’s website at www.OReillyAuto.com for additional information about O’Reilly, including access to online shopping and current promotions, store locations, hours and services, employment opportunities, and other programs.  As of June 30, 2023, the Company operated 6,071 stores across 48 U.S. states, Puerto Rico, and Mexico.

Forward-Looking Statements

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  You can identify these statements by forward-looking words such as “estimate,” “may,” “could,” “will,” “believe,” “expect,” “would,” “consider,” “should,” “anticipate,” “project,” “plan,” “intend,” or similar words.  In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing, among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues, and future performance.  These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events and results.  Such statements are subject to risks, uncertainties, and assumptions, including, but not limited to, the economy in general; inflation; consumer debt levels; product demand; a public health crisis; the market for auto parts; competition; weather; tariffs; availability of key products and supply chain disruptions; business interruptions, including terrorist activities, war and the threat of war; failure to protect our brand and reputation; challenges in international markets; volatility of the market price of our common stock; our increased debt levels; credit ratings on public debt; historical growth rate sustainability; our ability to hire and retain qualified employees; risks associated with the performance of acquired businesses; damage, failure or interruption of information technology systems, including information security and cyber-attacks; and governmental regulations.  Actual results may materially differ from anticipated results described or implied in these forward-looking statements.  Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2022, and subsequent Securities and Exchange Commission filings, for additional factors that could materially affect the Company’s financial performance.  Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information contact:	Investor Relations Contacts
Mark Merz (417) 829-5878
Eric Bird (417) 868-4259

Media Contact
Sonya Cox (417) 829-5709

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2023	June 30, 2022	December 31, 2022
	(Unaudited)	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$57,880	$253,904	$108,583
Accounts receivable, net	374,714	330,672	343,155
Amounts receivable from suppliers	138,666	123,112	127,019
Inventory	4,626,410	4,005,384	4,359,126
Other current assets	113,597	86,800	110,376
Total current assets	5,311,267	4,799,872	5,048,259

Property and equipment, at cost	7,872,672	7,160,583	7,438,065
Less: accumulated depreciation and amortization	3,170,474	2,878,170	3,014,024
Net property and equipment	4,702,198	4,282,413	4,424,041

Operating lease, right-of-use assets	2,185,196	1,965,941	2,112,267
Goodwill	897,128	881,299	884,445
Other assets, net	180,834	138,164	158,967
Total assets	$13,276,623	$12,067,689	$12,627,979

Liabilities and shareholders’ deficit
Current liabilities:
Accounts payable	$6,219,838	$5,258,712	$5,881,157
Self-insurance reserves	131,781	137,281	138,926
Accrued payroll	127,333	106,814	126,888
Accrued benefits and withholdings	150,453	148,805	166,433
Income taxes payable	233,507	2,080	—
Current portion of operating lease liabilities	380,618	341,705	366,721
Other current liabilities	450,169	417,792	383,692
Total current liabilities	7,693,699	6,413,189	7,063,817

Long-term debt	4,873,702	4,669,833	4,371,653
Operating lease liabilities, less current portion	1,870,392	1,683,216	1,806,656
Deferred income taxes	260,642	203,744	245,347
Other liabilities	205,661	205,137	201,258

Shareholders’ equity (deficit):
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
60,402,359 as of June 30, 2023,
63,752,833 as of June 30, 2022, and
62,353,221 as of December 31, 2022	604	638	624
Additional paid-in capital	1,330,270	1,286,651	1,311,488
Retained deficit	(2,994,418)	(2,391,108)	(2,375,860)
Accumulated other comprehensive income (loss)	36,071	(3,611)	2,996
Total shareholders’ deficit	(1,627,473)	(1,107,430)	(1,060,752)

Total liabilities and shareholders’ deficit	$13,276,623	$12,067,689	$12,627,979

Note:  The balance sheet at December 31, 2022, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Sales	$4,068,991	$3,670,737	$7,776,855	$6,966,748
Cost of goods sold, including warehouse and distribution expenses	1,982,409	1,786,019	3,799,944	3,373,958
Gross profit	2,086,582	1,884,718	3,976,911	3,592,790

Selling, general and administrative expenses	1,232,809	1,086,168	2,406,493	2,124,710
Operating income	853,773	798,550	1,570,418	1,468,080

Other income (expense):
Interest expense	(49,587)	(37,384)	(94,159)	(72,225)
Interest income	760	682	1,628	1,192
Other, net	4,186	(4,550)	8,665	(6,488)
Total other expense	(44,641)	(41,252)	(83,866)	(77,521)

Income before income taxes	809,132	757,298	1,486,552	1,390,559
Provision for income taxes	181,767	180,538	342,302	331,919
Net income	$627,365	$576,760	$1,144,250	$1,058,640

Earnings per share-basic:
Earnings per share	$10.32	$8.86	$18.66	$16.08
Weighted-average common shares outstanding – basic	60,817	65,116	61,324	65,840

Earnings per share-assuming dilution:
Earnings per share	$10.22	$8.78	$18.49	$15.94
Weighted-average common shares outstanding – assuming dilution	61,366	65,686	61,878	66,434

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Six Months Ended
	June 30,
	2023	2022
Operating activities:
Net income	$1,144,250	$1,058,640
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	191,673	168,045
Amortization of debt discount and issuance costs	2,431	2,242
Deferred income taxes	13,507	28,302
Share-based compensation programs	14,571	12,702
Other	75	283
Changes in operating assets and liabilities:
Accounts receivable	(31,443)	(60,593)
Inventory	(257,337)	(318,756)
Accounts payable	335,299	563,012
Income taxes payable	261,208	12,013
Other	(22,865)	(73,917)
Net cash provided by operating activities	1,651,369	1,391,973

Investing activities:
Purchases of property and equipment	(460,942)	(228,921)
Proceeds from sale of property and equipment	7,056	8,222
Investment in tax credit equity investments	(4,149)	(4,080)
Other	(1,971)	(86)
Net cash used in investing activities	(460,006)	(224,865)

Financing activities:
Proceeds from borrowings on revolving credit facility	2,776,000	785,800
Payments on revolving credit facility	(1,976,000)	(785,800)
Proceeds from the issuance of long-term debt	—	847,314
Principal payments on long-term debt	(300,000)	—
Payment of debt issuance costs	(24)	(6,323)
Repurchases of common stock	(1,791,451)	(2,151,242)
Net proceeds from issuance of common stock	48,680	35,112
Other	(354)	(350)
Net cash used in financing activities	(1,243,149)	(1,275,489)

Effect of exchange rate changes on cash	1,083	172
Net decrease in cash and cash equivalents	(50,703)	(108,209)
Cash and cash equivalents at beginning of the period	108,583	362,113
Cash and cash equivalents at end of the period	$57,880	$253,904

Supplemental disclosures of cash flow information:
Income taxes paid	$65,361	$291,695
Interest paid, net of capitalized interest	88,924	68,318

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

(Unaudited)

		For the Twelve Months Ended
		June 30,
Adjusted Debt to EBITDAR:		2023	2022
(In thousands, except adjusted debt to EBITDAR ratio)
GAAP debt		$4,873,702	$4,669,833
Add:	Letters of credit	111,428	108,891
	Discount on senior notes	5,888	6,692
	Debt issuance costs	20,410	23,475
	Six-times rent expense	2,455,938	2,282,502
Adjusted debt		$7,467,366	$7,091,393

GAAP net income		$2,258,260	$2,136,265
Add:	Interest expense	179,654	141,830
	Provision for income taxes	636,388	619,047
	Depreciation and amortization	381,561	337,345
	Share-based compensation expense	28,327	24,783
	Rent expense (i)	409,323	380,417
EBITDAR		$3,893,513	$3,639,687

Adjusted debt to EBITDAR		1.92	1.95

(i)	The table below outlines the calculation of Rent expense and reconciles Rent expense to Total lease cost, per ASC 842, the most directly comparable GAAP financial measure, for the twelve months ended June 30, 2023 and 2022 (in thousands):

		For the Twelve Months Ended
		June 30,
		2023	2022
Total lease cost, per ASC 842		$485,805	$453,697
Less:	Variable non-contract operating lease components, related to property taxes and insurance	76,482	73,280
Rent expense		$409,323	$380,417

	June 30,
	2023	2022
Selected Balance Sheet Ratios:
Inventory turnover (1)	1.7	1.7
Average inventory per store (in thousands) (2)	$762	$679
Accounts payable to inventory (3)	134.4%	131.3%

		For the Three Months Ended		For the Six Months Ended
		June 30,		June 30,
		2023	2022	2023	2022
Reconciliation of Free Cash Flow (in thousands):
Net cash provided by operating activities		$937,605	$702,087	$1,651,369	$1,391,973
Less:	Capital expenditures	237,674	124,931	460,942	228,921
	Excess tax benefit from share-based compensation payments	14,612	3,353	18,990	5,819
	Investment in tax credit equity investments	4,149	—	4,149	4,080
Free cash flow		$681,170	$573,803	$1,167,288	$1,153,153

	For the Three Months Ended		For the Six Months Ended		For the Twelve Months Ended
	June 30,		June 30,		June 30,
	2023	2022	2023	2022	2023	2022
Store Count:
Beginning domestic store count	5,986	5,811	5,929	5,759	5,873	5,710
New stores opened	41	62	100	115	158	164
Stores closed	—	—	(2)	(1)	(4)	(1)
Ending domestic store count	6,027	5,873	6,027	5,873	6,027	5,873

Beginning Mexico store count	43	27	42	25	27	22
New stores opened	1	—	2	2	17	5
Ending Mexico store count	44	27	44	27	44	27

Total ending store count	6,071	5,900	6,071	5,900	6,071	5,900

	For the Three Months Ended		For the Twelve Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Store and Team Member Information: (4)
Total employment	88,149	84,788
Square footage (in thousands)	45,622	44,072
Sales per weighted-average square foot (5)	$88.12	$82.30	$334.21	$311.47
Sales per weighted-average store (in thousands) (6)	$665	$617	$2,516	$2,335

(1)	Calculated as cost of goods sold for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.
(2)	Calculated as inventory divided by store count at the end of the reported period.
(3)	Calculated as accounts payable divided by inventory.
(4)	Represents O’Reilly’s U.S. and Puerto Rico operations only.
(5)	Calculated as sales less jobber sales, divided by weighted-average square footage. Weighted-average square footage is determined by weighting store square footage based on the approximate dates of store openings, acquisitions, expansions, or closures.
(6)	Calculated as sales less jobber sales, divided by weighted-average stores. Weighted-average stores is determined by weighting stores based on their approximate dates of openings, acquisitions, or closures.